Ex. 21.1

SUBSIDIARIES OF THE COMPANY

NAME                             STATE OR JURISDICATION

SanguiBioTech GmbHGermany

Sangui Know-how- und Patentverwertungsgesellschaft mbH & Co. KGGermany